EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement on Form S-8 (Nos. 333-106407 and 333-116607) of I/OMagic Corporation and subsidiary of our report dated March 19, 2010, which appears in this Form 10-K, relating to the consolidated financial statements and financial statement schedule for the years ended December 31, 2009 and 2008.

/s/ SIMON & EDWARD, LLP

City of Industry, California
March 19, 2010